Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 6, 2007, with respect to the consolidated financial statements of Thrivent Financial for Lutherans and (2) dated April 13, 2007, with respect to the financial statements of Thrivent Variable Life Account I (Series 2003) in Post-Effective Amendment No. 4 to the Registration Statement on Form N-6 and related Prospectus of Thrivent Variable Life Account I (Series 2003).

/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
April 13, 2007